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                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549


                                    FORM 8-K
                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934


     Date of Report                                   May 22, 1995
(Date of earliest event reported)



                                TECHNITROL, INC.
             (exact name of registrant as specified in its charter)



                                  PENNSYLVANIA
                 (State or other jurisdiction of incorporation)



               1-5375                         23-1292472
  ----------------------------------  -----------------------------
     (Commission File Number)                (IRS Employer
                                          Identification Number)


1210 Northbrook Drive, Suite 385, Trevose, PA     19053
(Address of principal executive offices)          (Zip Codes)


                                 (215) 355-2900
              (Registrant's telephone number, including area code)
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                                TECHNITROL, INC.


ITEM 5.   OTHER EVENTS


          On May 23, 1995, Technitrol, Inc. (the "Company") entered into an Agreement and Plan of Merger by and among the Company, Teco Sub, Inc. ("Teco Sub") and Pulse Engineering, Inc. ("Pulse") (the "Agreement"), whereby the Company would acquire all of the issued and outstanding shares of Pulse capital stock for approximately $24 million in cash and approximately 1,650,000 shares of Technitrol common stock and Pulse would become a wholly-owned subsidiary of Technitrol. The closing of the merger is subject to various conditions including but not limited to the approval of the shareholders of both the Company and Pulse, the receipt by the Company of financing of approximately $23 million to cover the cash portion of the merger consideration, and receipt of fairness opinions. The merger is expected to close during the third calendar quarter of 1995.

          In contemplation of entering into the Agreement, on May 22, 1995, Technitrol acquired a warrant from an unrelated third party to purchase 655,489 shares of Pulse capital stock at a warrant exercise price of $1.00 per share. The purchase price for the warrant was $4,768,682.48. Technitrol acquired the warrant in anticipation of entering into the Merger Agreement. The warrant represents beneficial ownership of approximately 10.46% of the issued and outstanding Pulse capital stock.
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                                TECHNITROL, INC.



                                   SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.



                                    TECHNITROL, INC.



Date:     June 19, 1995          /S/Albert Thorp, III
     ------------------      -------------------------------------
                             Albert Thorp, III
                             Vice President of Finance and
                             Treasurer